Exhibit 99.1

Cherokee Inc. ADDO Communications, Inc.

6835 Valjean Ave. 2120 Colorado Ave. Suite 160

Van Nuys, CA 91406 Santa Monica, CA 90405

(818) 908-9868 (310) 829-5400

Contact: Russell J. Riopelle, Chief Financial Officer Contact: Andrew Greenebaum

For Immediate Release:

Cherokee Announces 1st Quarter Fiscal 2011

Financial Results

VAN NUYS, CA (June 4, 2010) - Cherokee Inc. (NASDAQ: CHKE), a leading global licensor and brand management company, today reported its financial results for the first quarter ended May 1, 2010 (the "First Quarter"). Royalty revenues for our First Quarter totaled $8.2 million, as compared to $8.9 million in the comparable period last year. Cherokee's operating expenses for the First Quarter totaled $3.4 million, as compared to $3.1 million in the comparable period last year.

Cherokee's net income for the First Quarter totaled $2.9 million or $0.33 per diluted share, as compared to $3.8 million, or $0.43 per diluted share in the year ago period. However, the year ago period included an unusually low effective tax rate of 33.7%, as compared to the First Quarter effective tax rate of 40.3%. The lower effective tax rate in the first quarter of last year was a result of a tax provision decrease primarily due to the filing of a state tax refund claim relating to the calculation of apportionment of net income.

Russell J. Riopelle, Chief Financial Officer of Cherokee, commented, "We finished the quarter in another strong cash position, with cash and cash equivalents of $7.4 million, trade receivables of $7.7 million, and no debt. As we previously announced, we will pay a dividend of $0.38 per share on June 16th. We will continue to implement and execute strategies designed to maximize value for our shareholders."

About Cherokee Inc.

Cherokee Inc. based in Van Nuys, CA, is a marketer, licensor and manager of a variety of brands it owns (Cherokee, Sideout, Carole Little and others) and represents. Currently, Cherokee has licensing agreements in a number of categories, including family apparel, fashion accessories and footwear, as well as home furnishings and recreational products. Premier clients for the Cherokee brand around the world include Target Stores (U.S.), Tesco (U.K., Ireland and certain other European countries), Zellers (Canada), Pick 'n Pay (South Africa), Grupo Pão de Acucar (Brazil), S.A.C.I. Falabella (Chile, Peru and Colombia), Arvind Mills (India, and certain countries in the Middle East), Shufersal LTD. (Israel), Comercial Mexicana (Mexico), Eroski (Spain) and RT-Mart (Peoples Republic of China). Premier clients for Cherokee's other brands include the TJX Companies (U.S., Canada and Europe) for the Carole Little brands, and Shanghai Bolderway (China) for the Sideout Brand. Cherokee also placed the Laila Ali brand with IBB for beauty and personal care.

Statements included within this news release that are not historical in nature constitute forward-looking statements for the purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. When used, the words "anticipates", "believes", "expects", "may", "should" and similar expressions are intended to identify such forward-looking statements. Forward-looking statements included in this press release (including, without limitation, express or implied statements regarding the transition of Mr. Margolis' role and potential future business development) involve known and unknown risk and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties, include, but are not limited to, the outcome of the vote at the upcoming stockholder meeting, the effect of national, international and regional economic conditions, the financial condition of the apparel industry and the retail industry, the overall level of consumer spending domestically and internationally, the effect of intense competition in the industry in which the Company operates, adverse changes in licensee or consumer acceptance of products bearing the Company's brands as a result of fashion trends or otherwise, the ability and/or commitment of the Company's licensees to design, manufacture and market Cherokee, Sideout and Carole Little branded products, the Company's dependence on a select group of licensees for most of the Company's revenues, the Company's dependence on its key management personnel and adverse determinations of claims, liabilities or litigations. A further list and description of these risk, uncertainties and other matters can be found in the Company's Annual Report on Form 10-K for Fiscal Year 2010, and in its periodic reports on Forms 10-Q and 8-K (if any). Undue reliance should not be placed on the forward-looking statements contained herein because some or all of them may turn out to be wrong. The Company disclaims any intent or obligation to update any of the forward-looking statements contained herein to reflect future events and developments.

CHEROKEE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited

	Three months ended
	May 1, 2010	May 2, 2009

Royalty revenues	$ 8,238,000	$ 8,882,000

Selling, general and administrative expenses	3,368,000	3,114,000
Operating income	4,870,000	5,768,000

Other income:
Investment and Interest income	4,000	7,000
Total other income	4,000	7,000

Income before income taxes	4,874,000	5,775,000

Income tax provision	1,962,000	1,948,000
Net income	$ 2,912,000	$ 3,827,000

Basic earnings per share	$ 0.33	$ 0.43

Diluted earnings per share	$ 0.33	$ 0.43

Weighted average shares outstanding
Basic	8,814,187	8,814,187
Diluted	8,842,710	8,814,187

Effective Tax Rate	40.3%	33.7%

CHEROKEE INC.

CONSOLIDATED BALANCE SHEETS

Unaudited

May 1,

January 30,

2010

2010

Assets

Current assets:

Cash and cash equivalents

$ 7,369,000

$ 9,419,000

Receivables

7,743,000

6,939,000

Income taxes receivable

1,273,000

1,271,000

Prepaid expenses and other current assets

79,000

101,000

Deferred tax asset

646,000

740,000

Total current assets

17,110,000

18,470,000

Deferred tax asset

638,000

630,000

Property and equipment, net

177,000

185,000

Trademarks, net

7,621,000

7,866,000

Other assets

14,000

14,000

Total assets

$ 25,560,000

$ 27,165,000

Liabilities and Stockholders' Equity

Current liabilities:

Accounts payable

$ 911,000

$ 967,000

Accrued compensation payable

386,000

2,536,000

Income taxes payable

2,189,000

1,260,000

Accrued dividends payable

3,349,000

3,349,000

Total current liabilities

6,835,000

8,112,000

Stockholders' Equity:

Preferred stock, $.02 par value, 1,000,000 shares authorized

None issued and outstanding - -

Common stock, $.02 par value, 20,000,000 shares authorized,

8,814,187,shares issued and outstanding at

May 1, 2010 and at January 30, 2010

176,000

176,000

Additional paid-in capital

15,296,000

15,187,000

Retained earnings

3,253,000

3,690,000

Stockholders' equity

18,725,000

19,053,000

Total liabilities and stockholders' equity

$ 25,560,000

$ 27,165,000